Exhibit 3.8

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLEX PHARMA, INC.

(Pursuant to Section 242 of the General Corporation Law

of the State of Delaware)

The undersigned officer of Flex Pharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provision of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is FLEX PHARMA, INC., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 26, 2014, under the name FLEX PHARMA, INC., and an Amended and Restated Certificate of Incorporation was filed on March 20, 2014, and an Amended and Restated Certificate of Incorporation was filed on April 10, 2014, an Amended and Restated Certificate of Incorporation was filed on July 23, 2014 (the “Amended and Restated Certificate of Incorporation”), a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed on September 9, 2014,  a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed on September 23, 2014 and a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed on October 13, 2014.

2.                                      The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Amended and Restated Certificate of Incorporation as follows:

That the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment to this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every 4.2825 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation.  The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.  The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

3.                                      That the foregoing amendment to the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized office of this corporation on this 15th day of January, 2015.

By:	/s/ Christoph Westphal
Name: Christoph Westphal
Title: President